Exhibit 10.4

EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT is made and entered into as of February 6, 2012, by and between Osceola County, a charter county and political subdivision of the State of Florida (the "County") and Avatar Properties Inc., a Florida corporation ("Avatar").

W I T N E S S E T H:

WHEREAS,    the County and Avatar entered into a series of public-private partnership agreements in 2006 (the "2006 Agreements") for development of Poinciana Parkway, a controlled access arterial roadway of approximately 9.66 miles, extending from the current intersection of U.S. 17-92 and County Road 54 in Polk County to the existing intersection of Marigold Avenue and Cypress Parkway, to be operated by Avatar as a private toll road; and

WHEREAS,    the 2006 Agreements, as amended in 2008 and 2010, are currently in effect; and

WHEREAS,    primarily because of the economic downturn, Avatar has been unable to finance Poinciana Parkway as a private toll road; and

WHEREAS,    the parties are interested in providing for the conveyance of approximately 161 acres of property near Osceola Heritage Park (the "Judge Farms Property") from Avatar to the County for the development of amateur sports facilities; and

WHEREAS,    the County and Avatar desire to enter into this Extension Agreement to provide for (A) extension of the deadlines for commencing and completing the construction of Poinciana Parkway to permit preparation of a new traffic and revenue study, (B) negotiation of a new public-private partnership agreement (the "Partnership Agreement") for construction and operation of Poinciana Parkway as a County-owned toll road, and (C) the negotiation of terms related to conveyance of the Judge Farms Property;

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other valuable consideration, receipt of which is hereby acknowledged, the parties mutually undertake, promise and agree for themselves, their successors and assigns as follows:

SECTION 1.   EXTENSION.

(A)          Section 4.02(C) of the Poinciana Parkway Regulatory Agreement between the County and Avatar dated December 15, 2006, as amended and restated in its entirety by that certain First Amended and Restated Poinciana Parkway Regulatory Agreement dated July 25, 2008, and the First Amendment to First Amended and Restated Poinciana Parkway Regulatory Agreement dated December 20, 2010 (collectively, the "Regulatory Agreement") is hereby amended as follows (underscore indicates additional text; ~~strikethrough~~ indicates deleted text):

SECTION 4.02.   ACQUISITION, DESIGN AND CONSTRUCTION OF POINCIANA PARKWAY.

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(C)          The Owner shall cause the Poinciana Parkway to be constructed substantially in accordance with the Plans and Specifications, the Design Criteria, the issued permits, and all applicable laws, rules, regulations and standards.  Financing for the acquisition, development and construction of the Poinciana Parkway shall be completed and actual construction shall be commenced not later than February 14, ~~2012.~~2013.  Upon commencement of construction of the Poinciana Parkway, the Owner shall use all commercially reasonable efforts to expeditiously complete construction and shall cause such construction to be completed free of construction liens or claims.  The Owner agrees to diligently pursue construction of the Poinciana Parkway without unreasonable delay, subject only to Force Majeure.

(B)           Section 4.03 of the Regulatory Agreement is hereby amended as follows (underscore indicates additional text; ~~strikethrough~~ indicates deleted text):

SECTION 4.03.   COMPLETION DATE.  Acquisition and construction of Poinciana  Parkway shall proceed with due diligence and best efforts to the completion thereof.  Subject to the provisions of this Agreement, particularly Section 4.05 hereof and Osceola County’s compliance with the Property Acquisition Agreement, the Poinciana Parkway will be substantially complete and open to traffic not later than ~~May 7, 2014~~ May 7, 2015 (the "Completion Date"), subject, however, to the provisions of Section 4.05 hereof.  Substantial completion of the Poinciana Parkway shall be evidenced by a certificate of the Project Engineer to that effect to be delivered to Osceola County and the Owner within thirty (30) days of the actual occurrence thereof.

(C)           Section 5.02(A) of the Regulatory Agreement is hereby amended as follows (underscore indicates additional text; ~~strikethrough~~ indicates deleted text):

SECTION 5.02.   OSCEOLA COUNTY’S REMEDIES.

(A)          Notwithstanding the occurrence of any Force Majeure Events, failure by the Owner for any reason to complete financing for the acquisition, development and construction of the Poinciana Parkway and commence actual construction not later than ~~February 14, 2012~~ February 14, 2013 shall constitute an "Owner Default."  In such event, all aspects of the "Vested Property" (as such term is defined in the Transportation Concurrency Agreement between Avatar and Osceola County, dated December 15, 2006, as amended) shall be subject to all transportation concurrency requirements in effect without further action of the parties.

(D)           Section 4 of the Transportation Concurrency Agreement dated December 15, 2006 between the County and Avatar, as amended by that certain Amendment to Transportation Concurrency Agreement dated July 25, 2008 and that certain Second Amendment to Transportation Concurrency Agreement dated December 20, 2010 (collectively, the "Concurrency Agreement"), is hereby amended as follows (underscore indicates additional text; ~~strikethrough~~ indicates deleted text):

[4]           Provision of Improvements to Serve the BLIVR Development.

A.           Construction of Poinciana Parkway ("Parkway")

           1.           Responsibility – Developer shall design, finance and cause the construction of the Parkway pursuant to the Poinciana Parkway Regulatory Agreement between the Developer and the County, of even date herewith (the "Regulatory Agreement") and as further described in Exhibit B attached hereto and incorporated herein by this reference (the "Parkway").

                   2.           Schedule – Notwithstanding the occurrence of any "Force Majeure Events" (as defined in Section 4.05 of the Regulatory Agreement), financing for the acquisition, development and construction of the Poinciana Parkway shall be completed and actual construction shall be commenced not later than February 14, ~~2012.~~2013.  Subject to the occurrence of Force Majeure Events, Poinciana Parkway shall be substantially complete and open for traffic not later than ~~May 7, 2014.~~ May 7, 2015.

(E)           Except as expressly modified by this Extension Agreement, the Regulatory Agreement and Concurrency Agreement shall be and remain in full force and effect.  To the extent of any conflict between the provisions of this Extension Agreement and the provisions of the Regulatory Agreement or Concurrency Agreement, this Extension Agreement shall control.

SECTION 2.   TOLL STUDY.  The parties will jointly select and actively pursue the engagement of a consultant to prepare a new traffic and revenue study for Poinciana Parkway only (the "Toll Study") to determine the feasibility of financing the remaining unfunded cost to construct and equip the Poinciana Toll Road (as defined in the Regulatory Agreement).  On the County's behalf, the County Manager is authorized and directed to approve selection of a qualified consultant for the Toll Study.  Avatar shall pay the cost of the Toll Study, which shall not exceed $300,000.

SECTION 3.   PUBLIC-PRIVATE PARTNERSHIP AGREEMENT.

(A)           The principal elements of the new Partnership Agreement have been agreed upon and include the following:

(1)           The County will fund and construct approximately $6 million of upgrades to the existing two-lane section of Marigold Avenue within the Osceola Project Area (as defined in the Regulatory Agreement) that are necessary for the use of Marigold Avenue in conjunction with the Poinciana Toll Road.  The parties will agree upon a construction commencement date.

(2)           The parties will cooperate to secure an agreement for Polk County to fund and construct a two-lane section of approximately 1.34 miles of access roadways within the Polk Project Area (as defined in the Regulatory Agreement), suitable for use in conjunction with the Poinciana Toll Road, with construction commencing not later than 2014.

(3)           If the Toll Study supports the feasibility of issuing tax-exempt bonds to finance the remaining unfunded cost to construct and equip the Poinciana Toll Road, the County will issue or cause the issuance of  bonds for such purposes (the "Construction Bonds") as soon as practicable and construct or cause construction of the Poinciana Toll Road.  The parties will agree upon outside dates for bond issuance and commencement of construction.

(4)           A percentage of the net Poinciana Toll Road operating revenue remaining after all requirements of the resolutions authorizing issuance of Construction Bonds to (the "Available Revenue") will be applied to reimburse Avatar for amounts expended by Avatar for design, engineering, property acquisition and other costs related to the development of Poinciana Parkway.  The percentage of Available Revenue for application to reimbursement, the reimbursement amount, interest rate and maximum length of the reimbursement period will be agreed upon by the parties.  The parties will discuss the potential waiver of impact fees imposed against property located in the Poinciana Impact Fee District, pursuant to Ordinance No. 06-53 for property owned by Avatar, its successors and assigns.

(5)           Avatar will convey the Judge Farms Property to the County for the development of amateur sports facilities, upon payment of $150,000 from the County to Avatar on the date of conveyance.  The parties will negotiate an additional amount that will be payable to Avatar on or prior to the second anniversary of such conveyance if (1) no Partnership Agreement is entered into or (2) the Poinciana Parkway, including without limitation, the Poinciana Toll Road, has not been financed and constructed.  The County shall be responsible for the payment of all recording fees and documentary stamps in connection with the conveyance.

(6)           When sufficient toll revenue is available, a new north-south access road west of Marigold Avenue, along the general alignment of Rhododendron Avenue, will be constructed to replace Marigold Avenue as the primary southern access to the Poinciana Toll Road.  Avatar will donate any necessary right-of-way then owned by Avatar.  The parties will negotiate issues related to stormwater retention, plat vacation, and reimbursement to Avatar for the cost of redesigning the Solivita Grand entrance to accommodate the new access road.

Time will be of the essence for financing and constructing the Poinciana Toll Road.

(B)           The parties expressly acknowledge and agree that:  (1) this Section does not include all the material terms that would be included in the new Partnership Agreement and thus does not constitute a contract for the transaction, but only expresses the intent and desire of the parties to complete their negotiations; (2) neither of the parties will be entitled to rely on this Section, or any further discussions or negotiations, as an offer or commitment by the other parties to enter into the new Partnership Agreement; and (3) this Section does not otherwise create any legally binding obligation on the parties at law or in equity until the New Partnership Agreement has been approved by the County's Board of Commissioners (the "Board") and executed by all of the parties.

SECTION 4.   EXCLUSIVE NEGOTIATING PERIOD.  The County and Avatar agree to work together exclusively for a period of nine months following the date of this Extension Agreement to complete the Toll Study, provide for conveyance of the Judge Property and execute a new Partnership Agreement for the construction and operation of Poinciana Parkway as a County-owned toll road.

SECTION 5.   EARLY TERMINATION.  Notwithstanding anything in this Agreement to the contrary, if the Judge Farms property has not been conveyed to the County, as described in Section 3(A)(5) hereof, within six months following the date of this Extension Agreement, the extension of time to complete financing for the construction of the Poinciana Parkway and commence actual construction, granted pursuant to Section 1 hereof, and the exclusive negotiating period, established in Section 4 hereof, shall be subject to termination by majority vote of the Board.

IN WITNESS WHEREOF, the parties have caused this Extension Agreement to be executed and delivered as of the day and year first above written.

OSCEOLA COUNTY, FLORIDA

	By:	/s/ John Quinones
Chairman/Vice Chairman
(SEAL)		Board of County Commissioners

ATTEST:

Clerk/Deputy Clerk

AVATAR PROPERTIES INC.

WITNESSES:

	By:	/s/ Patricia K. Fletcher
	Name:	Patricia K. Fletcher
	Title:	Executive Vice President
Name:

Name: